Exhibit 4.1

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  NOR HAVE SUCH SECURITIES BEEN REGISTERED OR OTHERWISE QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE IN THE UNITED STATES OR UNDER THE SECURITIES (OR SIMILAR) LAWS OF ANY OTHER JURISDICTION.  AS A RESULT, SUCH SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED, RESOLD, ASSIGNED, PLEDGED, OR HYPOTHECATED, EXCEPT AS PERMITTED UNDER THE ACT, AND ANY APPLICABLE U.S. STATE SECURITIES LAWS AND THE SECURITIES (OR SIMILAR) LAWS OF ANY OTHER JURISDICTION THAT MAY BE APPLICABLE TO THE PARTIES INVOLVED IN ANY TRANSACTION, PROCEDURE OR PROCEEDING TO EFFECT THE FOREGOING.  THE HOLDER OF THESE SECURITIES MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF AN INVESTMENT IN THESE SECURITIES FOR AN INDEFINITE PERIOD OF TIME.  THE ISSUER OF THESE SECURITIES MAY REQUIRE A STATEMENT FROM OR AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER, RESALE, ASSIGNMENT, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT, ANY APPLICABLE U.S. STATE SECURITIES LAWS AND THE SECURITIES (OR SIMILAR) LAWS OF ANY OTHER APPLICABLE JURISDICTION.

PROMISSORY NOTE

«Date», 2004

$10,000	Leeds, England

For value received on the date hereof, Authoriszor, Inc., a Delaware corporation (the “Company”), promises to pay to Commercial Technology Limited (the “Holder”), the principal sum of Ten Thousand dollars ($10,000), with interest at the annual rate of six percent (6%), compounded annually.  Interest on this promissory note (the “Note”) shall accrue from the date of this Note on any unpaid principal amount under it.  This Note is one of a series of promissory notes containing substantially identical terms as those set forth herein and is being issued pursuant to that Loan and Warrant Purchase Agreement dated March 15, 2004 (the “Purchase Agreement”).  Such promissory notes are referred to herein as the “Notes”, and the holder thereof (and any of its permitted transferees) is referred to herein as the “Holder”.  Any terms not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

This Note is subject to the following terms and conditions:

1.  Maturity, Pre-Payment and Payment.

This Note is payable on demand and in any case if not called sooner, will automatically mature and be due and payable on December 31, 2004  (the “Maturity Date”); however, the Company may, at its option, repay this Note sooner without penalty.

2.  Accrual and Payment of Interest

2.1 Payment and Apportionment

Interest shall accrue on this Note and any payment made on this Note shall be credited first to the accrued interest under it, and the remainder applied to principal.

2.2 Result of Payment

Upon payment in full of this Note and all interest accrued hereunder, this Note shall be deemed paid in full and cancelled, and the Company will be forever released from all of its obligations and liabilities under this Note.

3.  Transfer; Successors and Assigns

The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, except for transfers to another legal entity investing in the Company or its affiliates, or transfers made for estate planning or succession purposes.  In all cases, this Note may be transferred only upon surrender of the original Note, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company.  Thereupon, a new note for any outstanding principal amount and interest will be issued to, and registered in the name of, the transferee.  Interest and principal are payable only to the registered Holder of this Note.

4.  Governing Law

This Note and the rights and obligations of the Company and the Holder under it shall be governed, construed and interpreted in accordance with the internal laws of the State of Delaware without regard to conflicts of laws; provided however that with regard to matters of US federal securities laws, US federal securities laws shall govern.

5.  Notices

Any notice required or permitted under this Note shall be given in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile; or (c) one business day for deliveries within the United States and two business days for deliveries outside of the United States, following deposit with Federal Express or any other internationally recognized overnight courier service, addressed in the case of CTL to the address indicated for it on the last page of this Note, and in the case of the Company, c/o WRDC Logsys, First Floor, Ebor Court, Westgate, Leeds, LS1 4ND facsimile +44 (0) 113 245 4798, or at such other location as the Holder olHor the Company may designate (as applicable) by giving at least five (5) business days advance written notice to the other. In the case of notice being given by or to the Company, a copy shall be simultaneously sent to Thompson Legal Advisory Services, attn: Tamara L. Thompson, 229 Brannan Street, Suite 18G, San Francisco, CA USA 94107 facsimile +1 415 896 5166.

6.  Amendments and Waivers

Any or all of the terms of this Note may be amended only with the express written consent of the Company and the Holder. Any amendment or waiver affected in accordance with this Section 6 shall be binding upon the Company and the Holder.

7.  Severability

If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

8.  Further Assurances

From and after the date of this Note, upon the request of the Holder or the Company, the Company and the Holder shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Note.

9.  Stockholders, Agents, Officers and Directors Not Liable

In no event shall any stockholder, agent, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

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AUTHORISZOR, INC.

By:	/s/Garcia Hanson

Name:	Garcia Hanson

Title:	Chief Executive Officer

AGREED TO AND ACCEPTED:

COMMERCIAL TECHNOLOGY LIMITED

By:	/s/Ian McNeill

Name:	Ian McNeill

Address:	The Old Granary, Paradise Lane Hazelwood, Tadcaster, North Yorkshire LS24 9NJ, United Kingdom

Phone:	+44 (0) 193 753 1555

Facsimile:	+44 (0) 870 458 0410

SIGNATURE PAGE TO THE NOTE